Exhibit 10.5

CONTRIBUTION AGREEMENT

DATED AS OF [            ], 2014

BY AND AMONG

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P.,

a Maryland limited partnership,

CITY OFFICE REIT, INC.

a Maryland corporation,

CIO OP LIMITED PARTNERSHIP,

a Delaware limited partnership,

CIO REIT STOCK LIMITED PARTNERSHIP,

a Delaware limited partnership,

SECOND CITY CAPITAL PARTNERS II, LIMITED PARTNERSHIP,

a Delaware limited partnership

AND

SECOND CITY GENERAL PARTNER II, L.P.,

a Delaware limited partnership

Section 8.09.	RULES OF CONSTRUCTION	39
Section 8.10.	EQUITABLE REMEDIES	39
Section 8.11.	DESCRIPTIVE HEADINGS	40
Section 8.12.	NO PERSONAL LIABILITY CONFERRED	40
Section 8.13.	AMENDMENT; WAIVER	40
Section 8.14.	SUPPLEMENT TO SCHEDULES	40

Defined Terms

TERM	SECTION
A&R OP Agreement	Section 1.02
Advisory Agreement	Section 1.05
Affiliate	Section 8.02
Agreement	Introduction
Assignment and Assumption Agreement	Section 2.03
Base NOI Threshold	Section 1.05
Business Day	Section 8.02
CERCLA	Section 8.02
Claw-back Amount	Section 1.05
Closing	Section 2.02
Closing Date	Section 2.02
Closing Date Net Working Capital	Section 1.02
Code	Section 8.02
Contribution Transactions	Exhibit C
Contributor	Introduction
Contributor Indemnified Party	Section 5.01
Determination Materials	Section 1.02
Earn-Out Payment	Section 1.05
Earn-Out Payment Date	Section 1.05
Earn-Out Term	Section 1.05
Earn-Out Threshold	Section 1.05
Earn-Out NOI	Section 1.05
Eligible New Lease	Section 1.05
Environmental Laws	Section 8.02
Environmental Permits	Section 8.02
Existing Leases	Section 1.05
Existing Loan Document	Section 4.18
Existing Loans	Section 4.18
Final Earn-Out Payment	Section 1.05
Final Resolution Date	Section 1.02
Financial Statements	Section 4.19
Formation Transactions	Recitals
Formation Transaction Documents	Section 8.02
Fund Material Adverse Effect	Section 2.01
GAAP	Section 8.02
Gibralt	Section 2.01
Governmental Authority	Section 8.02
Guggenheim Financing	Section 8.02
Hazardous Materials	Section 8.02
Income Test	Section 1.05
Indemnified Party	Article V
Indemnifying Party	Article V
Independent Accounting Firm	Section 1.02
Initial Property Assets	Section 4.08
Initial Property Owner	Recitals
Initial Public Offering	Recitals
Law	Section 8.02
Leases	Section 4.04

Liens	Section 8.02
Losses	Article V
Minority Interest Consideration	Section 1.02
Minority Partners	Section 2.01
Minority Partner Interests	Recitals
net operating income	Section 1.05
Natixis	Section 8.02
Natixis Guaranty	Section 8.02
Natixis Loan Agreement	Section 8.02
Net Working Capital	Section 1.02
Objection Notice	Section 1.02
Occupancy	Section 1.05
Offering Price	Recitals
OP Indemnified Party	Section 5.01
OP Material Adverse Effect	Section 8.02
OP Units	Recitals
Operating Partnership	Introduction
Operating Partnership Agreement	Section 1.05
Order	Section 8.02
Outside Date	Section 2.06
Ownership Interests	Recitals
Party	Introduction
Permitted Lien	Section 8.02
Person	Section 8.02
Post-Closing Period	Section 1.02
Properties	Recitals
Reimbursable Leases	Section 1.02
REIT	Introduction
REIT Common Stock	Section 8.02
Release	Section 8.02
SCGP	Introduction
SCGP Consideration	Section 1.02
Schedule Supplement	Section 8.14
SCLP	Introduction
SCLP Consideration	Section 1.02
Securities Act	Section 8.02
Solvent	Section 4.09
Sub 1	Introduction
Sub 1 Consideration	Section 1.02
Sub 1 Ownership Interests	Section 1.02
Sub 2	Introduction
Sub 2 Consideration	Section 1.02
Sub 2 Ownership Interests	Section 1.02
Subsidiary	Section 8.02
Tax	Section 8.02
Tax Return	Section 8.02
Third Party Claims	Article V
Total Consideration	Section 1.02
Qualifying Change of Control	Section 1.05
Year 1	Section 1.05
Year 1 Threshold	Section 1.05
Year 2	Section 1.05
Year 2 Threshold	Section 1.05
Year 3	Section 1.05
Year 3 Threshold	Section 1.05
Year 4	Section 1.05
Year 4 Threshold	Section 1.05
Year 5	Section 1.05

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of [            ], 2014 (this “Agreement”), by and among City Office REIT Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”), City Office REIT, Inc., a Maryland corporation (the “REIT”), CIO REIT Stock Limited Partnership, a Delaware limited partnership (“Sub 1”), CIO OP Limited Partnership, a Delaware limited partnership (“Sub 2”), Second City Capital Partners II, Limited Partnership, a Delaware limited partnership (“SCLP”) and Second City General Partner II, Limited Partnership, a Delaware limited partnership (“SCGP”) (each of Sub 1, Sub 2, SCLP and SCGP, a “Contributor,” and collectively, the “Contributors”). Each of the Contributors, the REIT and the Operating Partnership is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the REIT, as sole general partner of the Operating Partnership, desires to consolidate the ownership of a portfolio of properties identified on Exhibit A (each a “Property” and, collectively, the “Properties”) through a series of transactions whereby the Operating Partnership will, through a series of contributions, acquire all of the interests held by the Contributors in each entity identified as an initial property owner on such exhibit (each, an “Initial Property Owner,” and collectively, the “Initial Property Owners”), which owns or holds, directly or indirectly, fee simple or leasehold interests in the Properties;

WHEREAS, SCLP owns the Minority Partner Interests (as hereinafter defined) in each Initial Property Owner, as set forth on Exhibit B;

WHEREAS, SCGP owns 100% of the issued and outstanding equity securities in each entity set forth on Exhibit B (collectively, the “GP Holder Stock”) as the holder of a general partner interest in an Initial Property Owner (each a “GP Interest Holder” and collectively, the “GP Interest Holders”)

WHEREAS, the transactions contemplated by this Agreement and certain other restructuring transactions to be completed prior to or on the Closing Date as set forth on Exhibit C (collectively, the “Formation Transactions”) are related to the proposed initial public offering (the “Initial Public Offering”) of common stock (the “REIT Common Stock”) of the REIT;

WHEREAS, SCLP desires to, and the Operating Partnership desires SCLP to, contribute to the Operating Partnership, all of SCLP’s right, title and interest in and to the Minority Partner Interests, free and clear of all Liens (except for Permitted Liens) including, without limitation, all of its voting rights and interests in the capital, profits and losses of each Initial Property Owner in which it holds a Minority Partner Interest or any property distributable therefrom, constituting all of its interests in and to each Initial Property Owner (such rights, title and interests in and to each Initial Property Owner are collectively referred to as the “Minority Partner Interests”) on the terms and subject to the conditions set forth herein;

WHEREAS, SCLP will transfer the Minority Partner Interests to the Operating Partnership in exchange for cash;

WHEREAS, in order to facilitate the contribution of the balance of the Ownership Interests (as defined below) to the Operating Partnership, (i) SCGP and SCLP have formed Sub 1 as a Delaware limited partnership, the sole general partner of which is SCGP with a 0.01% partnership interest as general partner, and the sole limited partner of which is SCLP with a 99.99% partnership interest as limited partner and (ii) SCGP and SCLP have formed Sub 2 as a Delaware limited partnership, the sole general partner of which is SCGP with a 0.01% partnership interest as general partner and the sole limited partner of which is SCLP with a 99.99% partnership interest as limited partner.

WHEREAS, SCLP shall contribute [    %] of the limited partner interest in each Initial Property Owner (the “Initial Property Ownership Interests”) to Sub 1 (collectively, the “Sub 1 Ownership Interests”), and SCLP shall contribute [    %] of the Initial Property Ownership Interests to Sub 2 (collectively, the “Sub 2 Ownership Interests”; the Sub 2 Ownership Interests, the Sub 1 Ownership Interests, the Minority Partner Interests and the GP Holder Stock being collectively referred to as the “Ownership Interests”).

WHEREAS, Sub 1 desires to, and the REIT desires Sub 1 to, contribute the Sub 1 Ownership Interests to the REIT, free and clear of all Liens (except for Permitted Liens) on the terms and subject to the conditions set forth herein;

WHEREAS, Sub 1 will transfer the Sub 1 Ownership Interests to the REIT in exchange for REIT Common Stock;

WHEREAS, Sub 2 desires to, and the Operating Partnership desires Sub 2 to, contribute the Sub 2 Ownership Interests to the Operating Partnership, free and clear of all Liens (except for Permitted Liens) on the terms and subject to the conditions set forth herein;

WHEREAS, Sub 2 will transfer the Sub 2 Ownership Interests to the Operating Partnership in exchange for units of limited partnership interest (“OP Units”) in the Operating Partnership, with each OP Unit being equal to the Offering Price;

WHEREAS, SCGP desires to, and the Operating Partnership desires SCGP to, contribute to the Operating Partnership, all of SCGP’s GP Holder Stock, free and clear of all Liens (except for Permitted Liens) on the terms and subject to the conditions set forth herein;

WHEREAS, SCGP will transfer the GP Holder Stock to the Operating Partnership in exchange for OP Units;

WHEREAS, pursuant to the Operating Partnership Agreement, the Operating Partnership has accepted the Sub 1 interests from the REIT in exchange for OP Units;

WHEREAS, the parties have agreed to document the transfers of the Ownership Interests described above by directed transfers from SCLP and SCGP to the Operating Partnership; and

WHEREAS, all necessary approvals have been obtained by the parties to this Agreement to consummate the transactions contemplated herein and the other Formation Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01. CONTRIBUTION TRANSACTION. At the Closing and subject to the terms and conditions contained in this Agreement:

(a) SCLP shall and does, effective as of the Closing, hereby assign, set over and transfer to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, except for Permitted Liens, the Minority Partner Interests, in exchange for the consideration set forth in Section 1.02.

(b) SCLP shall and does, effective as of the Closing, hereby assign, set over and transfer the Sub 1 Ownership Interests to Sub 1, and the Sub 2 Ownership Interests to Sub 2.

(c) Sub 1 shall and does, effective as of the Closing, hereby assign, set over and transfer to the REIT, absolutely and unconditionally and free and clear of all Liens, except for Permitted Liens, the Sub 1 Ownership Interests, in exchange for the consideration set forth in Section 1.02.

(d) Sub 2 shall and does, effective as of the Closing, hereby assign, set over and transfer to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, except for Permitted Liens, the Sub 2 Ownership Interests, in exchange for the consideration set forth in Section 1.02.

(e) SCGP shall and does, effective as of the Closing, hereby assign, set over and transfer to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, except for Permitted Liens, all of SCGP’s right title and interest in and to the GP Holder Stock, in exchange for the consideration set forth in Section 1.02.

(f) Pursuant to the Operating Partnership Agreement, the Operating Partnership has accepted the Sub 1 Ownership Interests from the REIT in exchange for OP Units;

Section 1.02. CONSIDERATION.

(a) Closing Date Consideration. At the Closing and subject to the terms and conditions contained in this Agreement, the Operating Partnership or the REIT, as the case may be, shall:

(i) in exchange for the Minority Partner Interests, the Operating Partnership shall issue to SCLP $[—], which amount is subject to adjustment as set forth in this Section 1.02 (the “Minority Interest Consideration”);

(ii) in exchange for the Sub 1 Ownership Interests, the REIT shall issue to Sub 1 [    ] shares of REIT Common Stock (the “Sub 1 Consideration”);

(iii) in exchange for the Sub 1 Ownership Interests, the Operating Partnership shall issue to the REIT [    ] OP Units (the “REIT Consideration”);

(iv) in exchange for the Sub 2 Ownership Interests, the Operating Partnership shall issue to Sub 2 [    ] OP Units (the “Sub 2 Consideration”); and

(v) in exchange for the GP Holder Stock, the Operating Partnership shall issue to SCGP [    ] OP Units (the “SCGP Consideration” and together with the Minority Interest Consideration, the Sub 1 Consideration, the REIT Consideration and the Sub 2 Consideration, collectively, the “Total Consideration”).

The transfer of OP Units to the Contributors and any subsequent transfers required of the Contributors by the Formation Transactions shall be evidenced by an amendment and restatement of the Operating Partnership Agreement in the form attached as Exhibit D (the “A&R OP Agreement”). The Parties intend and agree that, in determining the cash consideration due to SCLP, there shall be deducted therefrom an amount equal to the sum of (x) any rental payments attributable to the period from and after the Closing Date to the eighteen (18) month anniversary of the Closing Date (the “Post-Closing Period”) which by the current terms of any applicable Lease at any of the Properties in effect as of January 15, 2014 (the “Reimbursable Leases”) are agreed to be abated and treated as “free rent”, (y) any amounts required by the current terms of any such Reimbursable Lease to be paid by the landlord thereunder during the Post-Closing Period as a “tenant work allowance” or to undertake tenant improvements and (z) any amounts necessary to satisfy redemption or buy-out obligations due as a result of the Formation Transactions or Initial Public Offering to the extent not paid by the applicable Initial Properties Owners on or before the Closing. The Reimbursable Leases are set forth on Schedule 1.02(a) attached hereto. For the avoidance of doubt and by way of example and not of limitation, the approximately $1,000,000 tenant improvement allowance relating to a tenant at the Cherry Creek Property listed on Exhibit A coming due in 2019 shall not be counted in determining such cash consideration. Each of Sub 1 and Sub 2 shall be deemed to bear a percentage of such adjustment to the Minority Interest Consideration in accordance with their respective percentages of the Total Consideration.

(b) Post-Closing Adjustments. The Total Consideration shall be adjusted after the Closing Date as follows:

(i) Within ninety (90) days following the Closing Date, the Operating Partnership shall prepare and deliver to the Contributors a statement setting forth a calculation of the aggregate Net Working Capital of the Initial Property Owners and the Gibralt Initial Property Owner (as defined in the Gibralt Contribution Agreement) as of 12:01 A.M., New York City time, on the Closing Date (the “Closing Date Net Working Capital”), which calculation shall be prepared in a manner consistent and using the same methodology with the most recent available balance sheet attached hereto as, and any other adjustments shown on, Schedule 1.02(b), and, to the extent not inconsistent with said Schedule, in accordance with GAAP. For purposes of this Agreement “Net Working Capital” as of any particular date shall be calculated by subtracting (x) the aggregate balances in the current liabilities accounts identified on Schedule 1.02(b)(i) as of such date from (y) the aggregate balances of the current asset accounts listed on Schedule 1.02(b)(i) as of such date, in each case, determined in accordance with GAAP, subject to the modifications described on Schedule 1.02(b)(i).

(ii) The Operating Partnership shall comply with the Contributors’ reasonable requests for supporting documentation used in the preparation of the Closing Date Net Working Capital and to access the Initial Property Owners books and records pertaining thereto. Except as set forth below, the Closing Date Net Working Capital shall be deemed to be and shall be final, binding and conclusive on the parties upon the earlier of (the “Final Resolution Date”): (a) the Contributors’ delivery of a written notice to the Operating Partnership of its approval of the Closing Date Net Working Capital; (b) the failure of the Contributors to notify the Operating Partnership in writing in accordance with Section 1.02(b)(iii) of a dispute with the Closing Date Net Working Capital (an “Objection Notice”); and (c) the resolution of all disputes, pursuant either to Section 1.02(b)(iv) or to Section 1.02(c), by the Independent Accounting Firm.

(iii) If the Contributors disagree with the Closing Date Net Working Capital, the Contributors may, within thirty (30) days of the delivery by the Operating Partnership of the Closing Date Net Working Capital and such supporting documentation as requested pursuant to Section 1.02(b)(ii), deliver an Objection Notice setting forth Contributor’s calculation of the Closing Date Net Working Capital. Any such Objection Notice shall specify those individual line items in the Closing Date Calculations with which the Contributors disagree and the items, facts, amounts, calculations, or valuations used to determine such line items. The Contributors shall be deemed to have agreed with all line items or amounts contained in the Closing Date Net Working Capital and all calculations, items, facts, amounts or valuations used in determining any line item of the Closing Date Net Working Capital unless, and only to the extent, such items, facts, amounts, calculations or valuations are specifically and timely objected to in an Objection Notice. If the Contributors do not timely deliver an Objection Notice, the Closing Date Net Working Capital determined by the Operating Partnership shall be binding and conclusive on the parties hereto.

(iv) If the Contributors timely deliver an Objection Notice to the Operating Partnership in accordance with Section 1.02(a)(iii), the Operating Partnership and the Contributors shall attempt in good faith to reconcile the parties’ differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Operating Partnership and the Contributors are unable to reach a resolution within thirty (30) days after the delivery of the Objection Notice, the Operating Partnership and the Contributors shall submit their respective determinations and calculations and the items remaining in dispute for resolution to BDO USA, LLP (the “Independent Accounting Firm”). The lead partner of the Independent Accounting Firm shall be named by the managing partner of the accounting firm or by such other practice ordinarily employed by the Independent Accounting Firm. While each party represents that it is not aware of any conflicts as of the date hereof that could negatively impact the Independent Accounting Firm’s ability to serve in such capacity or to allow for the possibility of such a conflict of interest or a refusal by the designated firm to serve as the Independent Accounting Firm, if the designated accounting firm is not eligible or will not serve as the Independent Accounting Firm, the Contributors and the Operating Partnership shall mutually agree to another independent accounting firm of international reputation and the selected firm shall be the Independent Accounting Firm.

(v) The Independent Accounting Firm shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as promptly, efficiently, and inexpensively as possible, which procedures may, but need not, be those proposed by either the Operating Partnership or the Contributors.

(vi) If issues are submitted to the Independent Accounting Firm pursuant to this Section 1.02(b):

(A) The Operating Partnership and the Contributors shall execute any agreement required by the Independent Accounting Firm to accept their engagement pursuant to this Section 1.02(b);

(B) The Operating Partnership and the Contributors shall each bear one-half of the fees and costs of the Independent Accounting Firm; provided, however, that the engagement agreement referred to above may require the Parties to be bound jointly and severally to the Independent Accounting Firm for those fees and costs, and in the event Operating Partnership or the Contributors pay to the Independent Accounting Firm any amount in excess of one-half of the fees and costs of its engagement, the other Party(ies) agree(s) to reimburse Operating Partnership and the Contributors, as applicable, upon demand, to the extent required to equalize the payments made by Operating Partnership and the Contributors with respect to the fees and costs of the Independent Accounting Firm.

(c) The Contributors and the Operating Partnership shall use commercially reasonable efforts to cause the Independent Accounting Firm to resolve all disagreements as soon as practicable, but in any event within sixty (60) days after the dispute is first submitted to the Independent Accounting Firm. The Contributors and the Operating Partnership shall each submit within twenty (20) days of the engagement of the Independent Accounting Firm its calculation of the unresolved disputed items in the Objection Notice together with such work papers, calculations and other materials that such party has determined supports such party’s calculation (the “Determination Materials”). The Independent Accounting Firm shall base its determination of the disputed amounts solely on the Determination Materials. The Independent Accounting Firm shall only consider those line items and amounts in the Closing Date Calculations to which the Contributors have timely objected pursuant to Section 1.02(b)(iii) and which the Operating Partnership and the Contributors have been unable to resolve. The Independent Accounting Firm shall not assign a value to any disputed item greater than the greatest value or less than the smallest value for such item assigned to it by the Operating Partnership or the Contributors, as the case may be. The resolution of the dispute by the Independent Accounting Firm shall be final, binding and non-appealable on and by the parties hereto.

(d) Within three (3) Business Days after the final determination of the Closing Date Net Working Capital pursuant to Section 1.02(b)(ii) or Section 1.02(c), as the case may be, (i) if the Closing Date Net Working Capital is less than $0, the Total Consideration shall be decreased, dollar for dollar, by the amount by which the Closing Date Net Working Capital is less than $0, and the Contributors shall pay to the Operating Partnership such negative amount as provided in Section 1.02(e) and (ii) if the Closing Date Net Working Capital is greater than $0, the Total Consideration shall be increased, dollar for dollar, by the amount by which the Closing Date Net Working Capital is greater than $0, and the Operating Partnership shall pay to the Contributors such positive amount as provided in Section 1.02(e), to be allocated among the Contributors, pro rata in accordance with their respective percentages of the Total Consideration.

(e) Payments pursuant to this Section 1.02(c) shall be deemed adjustments to the Total Consideration. The payments to be made pursuant to this Section 1.02 shall be made in cash in immediately available funds to an account designated in writing by the Operating Partnership or to one or more accounts designated by the Contributors, as applicable. Until paid, such amounts shall bear interest determined by computing simple interest on the amount from the Closing Date to the date of payment(s) at that rate of interest identified as the “Prime Rate” of interest on the Business Day immediately preceding the date of payment(s) as published in the Money Rates section of The Wall Street Journal (United States edition) (or the rate of interest announced publicly by Citibank, N.A. from time to time as its “reference rate” (on the basis of a 365-day year) if The Wall Street Journal no longer publishes the Prime Rate).

Section 1.03. FURTHER ACTION.

(a) If, at any time after the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments (including any intellectual property assignments), certificates, affidavits, consents, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to the Ownership Interests contributed by the Contributors or the interests in the Properties owned by the Initial Property Owners, the Contributors shall execute and deliver, or take such commercially reasonable actions as are within their respective control to cause to be executed and delivered, all such deeds, bills of sale, assignments (including any intellectual property assignments), certificates, affidavits, consents, assurances and do or take such commercially reasonable actions as are within their respective control to cause to be done, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Ownership Interests or otherwise to carry out this Agreement; provided, that the Contributors shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on the Contributors that are not contemplated by this Agreement. Without limiting the foregoing, the Parties shall within thirty (30) days after the Closing, and from time to time thereafter as any Party shall request, reconcile cash amounts received by any Party after Closing and to make such monetary adjustments between them as shall be required to allocate to the Operating Partnership or the applicable Subsidiary all rents and other monies received for periods on or after the Closing and to the Contributors all rents and other monies received for periods prior to the Closing. Rental payments received after the Closing shall be allocated first to the rental payments due for the month in which the Closing occurs (prorated on a per diem basis), then any rentals due for the period after the Closing and any excess shall be applied to any rental amounts owing to the Contributors for any period prior to the Closing.

(b) The Operating Partnership agrees to apply, promptly after the Closing, to Natixis to assume the obligations under the Natixis Guaranty and to execute and/or deliver to Natixis and the Contributors such information (including without limitation financial information), agreements, documents and instruments as required by Natixis or otherwise reasonably requested by SCGP or reasonably necessary or advisable to evidence the release of SCLP from its obligations under or pursuant to the Natixis Guaranty and the substitution of the Operating Partnership as the guarantor with respect to the applicable obligations under the Natixis Loan Agreement originally covered by the Natixis Guaranty.

Section 1.04. TREATMENT AS CONTRIBUTION.

(a) Each transfer, assignment and exchange by Sub 2, SCGP or the REIT effectuated pursuant to this Agreement shall constitute a “Capital Contribution” by such entity to the Operating Partnership as defined in Article I of the A&R OP Agreement. The transfer, assignment and exchange by SCLP effectuated pursuant to this Agreement shall not constitute a Capital Contribution pursuant to the A&R OP Agreement but shall be treated as a sale. Each transfer, assignment and exchange by Sub 2 and SCGP is intended to be governed by Section 721(a) of the Code. Each transfer, assignment and exchange by SCLP and Sub 1 is intended to be governed by Section 1001 of the Code.

(b) The Contributors, the Operating Partnership and the REIT agree to the tax treatment described in Section 1.04(a), and each Contributor, the Operating Partnership and the REIT shall file their respective Tax Returns consistent with such treatment, unless otherwise required by applicable Law.

Section 1.05. CENTRAL FAIRWINDS EARN-OUT.

(a) For purposes of this Section 1.05:

(i) “Base NOI Threshold” means, with respect to the applicable determination date below, as follows:

Determination Date	Base NOI Threshold

For any Earn-Out Payment made as of any date up to and including the first anniversary of the Closing Date	$1,250,000 plus the Earn-Out NOI, if any, used in calculating Earn-Out Payments made prior to the first anniversary of the Closing Date (the “Year 1 Threshold”)

For any Earn-Out Payment made as of any date following the first anniversary of the Closing Date up to and including the second anniversary of the Closing Date (“Year 2”)	The product of (x) 1.02 and (y) the Year 1 Threshold plus (z) the Earn-Out NOI, if any, used in calculating the Earn-Out Payments made during Year 2 (the “Year 2 Threshold”).

For any Earn-Out Payment made as of any date following the second anniversary of the Closing Date up to and including the third anniversary of the Closing Date (“Year 3”)	The product of (x) 1.02 and (y) the Year 2 Threshold plus (z) the Earn-Out NOI, if any, used in calculating the Earn-Out Payments made during Year 3 (the “Year 3 Threshold”).

For any Earn-Out Payment made as of any date following the third anniversary of the Closing Date up to and including the fourth anniversary of the Closing Date (“Year 4”)	The product of (x) 1.02 and (y) the Year 3 Threshold plus (z) the Earn-Out NOI, if any, used in calculating the Earn-Out Payments made during Year 4 (the “Year 4 Threshold”).

For any Earn-Out Payment made as of any date following the fourth anniversary of the Closing Date up to and including the fifth anniversary of the Closing Date (“Year 5”)	The product of (x) 1.02 and (y) the Year 4 Threshold plus (z) the Earn-Out NOI, if any, used in calculating the Earn-Out Payments made during Year 5.

(ii) “Eligible New Lease” means a real property lease or an amendment thereof, excluding Existing Leases (but including amendments to Existing Leases or new leases of space currently shown as unleased on Schedule 1.05 (“Unleased Space”) for the expansion of tenants under Existing Leases entered into during the Earn-Out Term at the Central Fairwinds property (as described on Exhibit A), which lease or amendment has the following characteristics (the “Leasing Criteria”): (i) the initial lease term shall be at least four (4) years; (ii) the aggregate scheduled rental payments during the initial term shall exceed the direct leasing costs associated with the lease; and (iii) the lease shall have been approved by three quarters of the independent directors of the REIT prior to execution of such lease or amendment if such lease (A) requires $200,000 or more in leasing costs or (B) relates to 10,000 or more square feet of net rentable space. The Leasing Criteria shall cease to apply for, and shall not be a condition to the treatment of any lease or amendment to lease qualifying as, an Eligible New Lease if such lease or amendment is entered into following a Qualifying Change in Control of the REIT. For the avoidance of doubt, an expansion of a tenant into Unleased Space shall be treated as an Eligible New Lease whether or not provided for in an Existing Lease and whether or not memorialized in a separate writing.

(iii) “Earn-Out NOI” means the dollar amount of the direct increase in net operating income to the owner of the Central Fairwinds property for the current year resulting from or relating to Eligible New Leases (including any parking rental income associated with an Eligible New Lease with a rental term for parking in excess of four (4) years) using the first year’s rental rate under the applicable lease(s) and the direct incremental operating costs for the current year of the leased space resulting from such Eligible New Leases. In determining net operating income for the application of these tests, the Operating Partnership shall (i) include in its calculation of net operating income the contractual rent payable under any Eligible New Lease without reduction for any rent abatement or free rent, and (ii) otherwise consistent with cash accounting and the methodology used by the Contributors in developing the current budget for the Central Fairwinds property. The Central Fairwinds property shall not be burdened by the application of any internal REIT management fees, general REIT overhead allocation or other non-direct property expenses.

(iv) “Earn-Out Term” means the period from the Closing Date until the fifth (5th) anniversary of the Closing Date, as the period may be extended pursuant to Section 1.05(c) below.

(v) “Earn-Out Threshold” means the attainment of property wide Occupancy at the Central Fairwinds property equaling or exceeding 70%, and, if applicable, thereafter the attainment of Occupancy equaling or exceeding 80%, and, if applicable, thereafter the attainment of Occupancy equaling or exceeding, 90%.

(vi) “Existing Leases” means those leases in-place as of January 15, 2014 and identified on Schedule 1.05.

(vii) “net operating income” as of any particular period, shall be calculated for the Central Fairwinds property consistent with cash accounting and the methodology used by the Contributors in developing the current budget for the Central Fairwinds property as shown on Schedule 1.05(vii). The Central Fairwinds property shall not be burdened by the application of any internal REIT management fees, general REIT overhead allocation or other non-direct property expenses.

(viii) “Occupancy” means as of any particular date, (x) the total net rentable square feet of the Central Fairwinds property that is leased to tenants pursuant to leases for which rent obligations have commenced, which shall for all purposes be the net rentable square footage as set forth on Schedule 1.05 divided by (y) the total net rentable area of the property as measured in square feet as set forth on Schedule 1.05.

(ix) “Qualifying Change of Control” means the direct or indirect acquisition by any Person, or group of Persons, acting jointly or in concert (other than SCLP, Gibralt or any of their respective Affiliates), of voting control or direction over more than 50% of the votes attaching, collectively, to the outstanding voting shares of the REIT.

(b) The Operating Partnership agrees and confirms that it shall make one or more additional payments (each, an “Earn-Out Payment”) to Sub 1, Sub 2 or SCGP or their respective Affiliates during the Earn-Out Term if and when the owner of the Central Fairwinds property enters into one or more Eligible New Leases that results in the achievement of the applicable Earn-Out Threshold. Additionally, within thirty (30) days following the fifth (5th) anniversary of the Closing Date, the Operating Partnership shall conduct the calculation set forth in Section 1.05(c) for the Eligible New Leases entered into since the date that the last Earn-Out Threshold was met, if any, which are in addition to the Eligible New Leases used in calculating the most recent prior Earn-Out Payment (such calculated amount, if any, the “Final Earn-Out Payment”). For purposes of determining the Occupancy with respect to the Final Earn-Out Payment, the Occupancy shall be calculated as the lower of the Occupancy on the fifth (5th) anniversary of the Closing Date or on the 30th day following the fifth (5th) anniversary of the Closing Date. For illustrative purposes, if Occupancy is 88% on the fifth (5th) anniversary of the Closing Date and 87% on the thirtieth day following the fifth anniversary of the Closing Date, and the most recent prior Earn-Out Threshold achieved was 82%, the Final Earn-Out Payment would be calculated utilizing the Eligible New Leases that resulted in Occupancy increasing from 82% to 87%.

(c) Each Earn-Out Payment shall be calculated by (i) dividing (A) Earn-Out NOI by (B) 7.75%, and (ii) subtracting from the quotient determined pursuant to (i) above any direct out-of-pocket third-party costs incurred in connection with such additional lease up, including, but not limited to, third-party leasing commissions, tenant inducements and free rent. Further, in calculating each Earn-Out Payment, if the tenant under any New Eligible Lease that was included in the calculation of any Earn-Out Payment, defaults in the payment of rent for a period of sixty (60) consecutive days or more, an amount equal to the Earn-Out Payment received by SCLP on that affected Eligible New Lease (the “Claw-back Amount”) shall be deducted from future Earn-Out Payments; provided, however, that if the non-paying tenant is replaced prior to the later of the next applicable Earn-Out Payment determination date or the first (1st) anniversary of termination of the lease of such non-paying tenant, whether before or after the end of the Earn-Out Term, then the deducted amount (net of any incremental costs relating to the new lease) shall be included in the next Earn-Out Payment and the same shall no longer constitute a Claw-back Amount. If upon the expiration of the Earn-Out Term, the Operating Partnership has not been able to offset any Claw-back Amount against Earn-Out Payments, the Contributors shall each make a payment to the Operating Partnership equal to its pro rata portion of any Claw-back Amount then unpaid in cash, OP Units or REIT Common Stock, at the option of such Contributor, which payment shall be due within thirty (30) days of the expiration of the Earn-Out Term. Any OP Units or REIT Common Stock delivered in accordance with the preceding sentence shall be valued in the manner described in Section 1.05(d). Notwithstanding anything to the contrary herein, payment of any Earn-Out Payment otherwise earned hereunder shall be deferred if the trailing twelve month net operating income to the owner of the Central Fairwinds property for the most recent quarter ended prior to the applicable determination date is less than the applicable Base NOI Threshold (the “Income Test”). The deferral shall continue until such time as the trailing twelve month net operating income to the owner of the Central Fairwinds property at any fiscal quarter end exceeds the applicable Base NOI Threshold, whether the same occurs before or within one year after the end of the Earn-Out Term, at which time the deferred Earn-Out Payment shall become immediately payable.

(d) The Operating Partnership shall have the right to pay up to 100% of any Earn-Out Payment in the form of REIT Common Stock in the case of payments due to Sub 1 and unrestricted and convertible OP Units in the case of payments due to Sub 2, with the remainder of the Earn-Out Payments (if any) to be paid in cash. If any portion of an Earn-Out Payment is made in the form of OP Units, the OP Units shall be valued at a value per unit equal to the 20-day volume-weighted average trading price of the REIT Common Stock on the New York Stock Exchange or such other principal stock exchange on which the REIT Common Stock is then traded for the twenty (20) day period immediately preceding the date of issuance of the common units.

(e) The calculation of the amount of each Earn-Out Payment and supporting data and documentation shall be made by the Operating Partnership, approved by the Audit Committee of the REIT and delivered to the Contributors together with all back-up information within thirty (30) days of achieving the applicable Earn-Out Threshold or with respect to the Final Earn-Out Payment, thirty (30) days following the fifth (5th) anniversary date of the Closing Date, or such later date on which the Income Test is achieved. The Contributors shall notify the Operating Partnership of any objections to the calculation of the Earn-Out Payment within thirty (30) days after receipt of the calculation. If the Contributors do not object within such thirty (30) day period, the Operating Partnership’s calculation of the Earn-Out Payment shall be final and binding on the parties and the applicable Earn-Out Payment shall be due within three (3) Business Days following the expiration of such thirty (30) day period. If a Contributor shall so notify the Operating Partnership of its objection within such thirty (30) day period, the Operating Partnership shall pay to such Contributor or its designee the undisputed portion of the Earn-Out Payment within three (3) Business Days of the expiration of such thirty (30) day period, and either party may elect to resolve the calculation of the disputed portion of the Earn-Out Payment through the process pursuant to Section 1.05(h) below.

(f) The Operating Partnership agrees to provide to each Contributor information regarding the leasing activities at the Central Fairwinds property on a quarterly basis during the Earn-Out Term.

(g) If the Operating Partnership shall directly or indirectly sell, transfer or otherwise dispose of the Central Fairwinds property during the Earn-Out Term, the Operating Partnership shall, at its option, (i) require the purchaser thereof to assume the obligation to make any Earn-Out Payment(s) thereafter payable as and when due in accordance with the provisions of this Agreement absent the transfer; provided that the Operating Partnership shall not be relieved of its obligations hereunder in the event the purchaser fails to timely pay any such Earn-out Payments, or (ii) pay the Contributors the Earn-Out Payment(s), payable at the time of the sale of the Central Fairwinds property, based on an assumed occupancy level of 90% at such sale date and market rent rates, tenant inducements, free rent and leasing commissions as reasonably agreed to with the Audit Committee of the REIT and otherwise complying with the calculations in Section 1.05(c) above. Any failure to resolve shall be resolved through the process pursuant to Section 1.05(h).

(h) Any dispute with respect to the amount of, or the means of calculating any Earn-Out Payment shall be resolved in accordance with the procedures outlined in Section 1.02(b) hereof. The determination of the Independent Accounting Firm shall be final and binding on the Contributors and the Operating Partnership and any Earn-Out Payment determined by the Independent Accounting Firm to be due, shall be paid within three (3) Business Days of such final determination.

Section 1.06. OP LEASE RESPONSIBILITY. With respect to any lease entered into by the Initial Property Owners or the Contributors at any of the Properties from and after January 15, 2014, the Operating Partnership confirms and agrees that it shall be responsible for and shall pay, or shall reimburse the Contributors for any amounts paid by them in respect of, (i) any amounts required by the terms of any such lease to be paid by the landlord thereunder as a “tenant work allowance” or to undertake tenant improvements or (ii) any leasing commissions, legal fees or other out-of-pocket costs paid or payable by the landlord under any such lease.

ARTICLE II

CLOSING

Section 2.01. CONDITIONS PRECEDENT.

(a) Condition to Each Party’s Obligations. The respective obligation of each Party to effect the contributions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver (subject to the last sentence of Section 2.01(a)(i) below) of the following conditions:

(i) Registration Statement. The registration statement relating to the Initial Public Offering shall have been declared effective under the Securities Act and will not be the subject of any stop order or proceedings by the Securities and Exchange Commission seeking a stop order. This condition may not be waived by any Party.

(ii) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement or any of the other Formation Transactions nor shall any litigation with or before a Governmental Authority of competent jurisdiction that seeks the foregoing then be pending.

(iii) Guggenheim Financing. The Guggenheim Financing shall have been closed and the transactions contemplated thereby consummated.

(iv) Natixis Notice. Any and all required notices and informational deliveries required under the Natixis Loan Agreement shall have been made and accepted by Natixis.

(v) Formation Transactions. The Formation Transactions set forth on Exhibit C shall have been consummated not later than concurrently with the Closing.

(b) Conditions to Obligations of the Operating Partnership. The obligations of the Operating Partnership to effect the contributions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):

(i) Representations and Warranties. The representations and warranties of each Contributor contained in this Agreement shall be true and correct in all material respects at and as of the Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date).

(ii) Performance by each Contributor. Each Contributor shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Consents, Licenses, Etc. All necessary consents and approvals, including of any Governmental Authorities or third parties, for each Contributor to consummate the transactions contemplated hereby and the other Formation Transactions shall have been obtained. The Operating Partnership shall have received all licenses, permits, certificates, approvals and other authorizations from the appropriate Governmental Authorities that are necessary in connection with the transfer of the Ownership Interests, the operation of the Properties and the transactions contemplated by this Agreement.

(iv) No Material Adverse Change. There shall not have occurred between the date hereof and the Closing Date any material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Contributors, the Initial Property Owners and the Properties, taken as a whole (a “Fund Material Adverse Effect”); provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Fund Material Adverse Effect: (1) any material adverse change to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement; (2) any material adverse change attributable to conditions affecting (x) the industries in which the Contributors or the Initial Property Owners participate (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting the business of the Contributors or the Initial Property Owner, including their respective tenants and suppliers) or (y) the United States economy as a whole; provided that such changes do not affect the Properties in a disproportionate manner; (3) any material adverse change resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (4) any material adverse change arising from or relating to any change in accounting requirements or principles or any change in Laws or the interpretation or enforcement thereof; or (5) any Permitted Lien.

(v) Initial Public Offering Closing. The closing of the Initial Public Offering shall occur substantially concurrently with the Closing.

(vi) Bankruptcy and Similar Events. There shall not have been filed, by or against any Contributor or any Initial Property Owner a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, or the appointment of a receiver or trustee, or seeking liquidation or dissolution or similar relief under Title 11 of the United States Code, as amended from time to time, or similar insolvency law, which has not been dismissed before the Closing Date.

(vii) Formation Transactions. The Formation Transactions shall have been or shall be scheduled to be consummated substantially concurrently in accordance with the timing set forth in the respective Formation Transaction Documents.

(viii) Approval of Formation Transactions. The transactions contemplated hereby and the other Formation Transactions shall have been approved or consented to in writing by the general partner and, to the extent required, the holders of the requisite limited partner interests of each Contributor.

(ix) Working Capital. The Initial Property Owners, in the aggregate, shall have Net Working Capital of not less than zero, as of the Closing Date.

(x) Tenant Reserves. The Initial Property Owners, in the aggregate, shall have sufficient available funds from cash reserves, loan reserves or other financing agreements as of the Closing Date to satisfy all contractual obligations for tenant improvements as of the Closing Date.

(c) Conditions to Obligations of the Contributors. The obligations of each Contributor are further subject to satisfaction of the following conditions (any of which may be waived by such Contributor in whole or in part):

(i) Representations and Warranties. The representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct at and as of the Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date).

(ii) Performance by the Operating Partnership and the REIT. The Operating Partnership and the REIT shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Consents, Licenses, Etc. All necessary consents and approvals, including of any Governmental Authorities or third parties, for each Contributor to consummate the transactions contemplated hereby and the other Formation Transactions shall have been obtained. The REIT and the Operating Partnership shall have received all licenses, permits, certificates, approvals and other authorizations from the appropriate Governmental Authorities that are necessary in connection with the transfer of the Ownership Interests, the operation of the Properties and the transactions contemplated by this Agreement.

(iv) Advisory Agreement. The Advisory Agreement by and among the Operating Partnership, the REIT and City Office Real Estate Management, Inc. shall have been executed.

(v) Excepted Holder Agreement. The Excepted Holder Agreements by and among the REIT, Sub 1, Sub 2, SCGP and Gibralt US Inc. (“Gibralt”) shall have been executed.

(vi) Tax Protection Agreements. The Tax Protection Agreements by and among the Operating Partnership, Sub 2, SCGP and Gibralt shall have been executed.

(vii) Gibralt Contribution Agreement. The Contribution Agreement (the “Gibralt Contribution Agreement”) by and among the Operating Partnership, Gibralt and GCC Amberglen Investments LP, and all documents and instruments contemplated thereby, shall have been executed.

(viii) Post-Closing Limited REIT Indemnity. The REIT and the Operating Partnership shall have executed and delivered to Central Fairwinds 135, LLC, a Florida limited liability company and CC Tower Feldman Partners LLC, a Florida limited liability company (collectively, the “Minority Partners”) an indemnity agreement substantially in form of Exhibit E attached hereto.

Section 2.02. TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to satisfaction or waiver of the conditions in Section 2.01, the closing of the transfers contemplated by Sections 1.01 and 1.02 and the other transactions contemplated hereby (the “Closing”) shall occur substantially concurrently with closing of, and the receipt by the REIT of the proceeds from, the Initial Public Offering (the “Closing Date”). The Closing shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 or such other place as mutually determined by the parties hereto. The transfers described in Sections 1.01 and 1.02 and all closing deliveries shall be deemed to have occurred concurrently on the Closing Date at the Closing for all purposes.

Section 2.03. CLOSING DELIVERABLES.

(a) At or prior to the Closing, each Contributor shall deliver, or cause to be delivered, to the Operating Partnership all documents necessary or appropriate to consummate the Closing, including the following, all in form and substance reasonably acceptable to the Operating Partnership:

(i) an Assignment and Assumption Agreement in substantially the form set forth in Exhibit F attached hereto transferring all of such Contributor’s right, title and interest in and to each Initial Property Owner to the Operating Partnership or the REIT, as applicable (“Assignment and Assumption Agreement”);

(ii) A certificate from such Contributor certifying to the Operating Partnership (i) the accuracy of such Contributor’s representations and warranties made by Contributor hereunder, and (ii) the accuracy and current enforceability of the organizational documents for the applicable Initial Property Owner and (iii) the absence of any Fund Material Adverse Effect;

(iii) all documents and instruments, if any, necessary to reflect the change in the general partner and limited partners of each Initial Property Owner in its state of formation and each state in which an Initial Property Owner is qualified;

(iv) an affidavit certifying that such Contributor is not a “foreign person,” as that term is defined by Section 1445 of the Code;

(v) all documents required by a lender in connection with the assumption or prepayment of any existing loan at or prior to Closing, duly executed by each applicable party;

(vi) a duly executed copy of the A&R OP Agreement; and

(vii) any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Ownership Interests, free and clear of all Liens (other than Permitted Liens) and to effectuate the transactions contemplated hereby.

(b) At or prior to the Closing, the Operating Partnership or the REIT, as applicable shall deliver, or cause to be delivered, to each Contributor all documents necessary or appropriate to consummate the Closing, including the following, all in form and substance reasonably acceptable to each Contributor:

(i) an Assignment and Assumption Agreement;

(ii) the Minority Interest Consideration due to SCLP pursuant to Section 1.02 hereof;

(iii) the Sub 1 Consideration due to Sub 1 pursuant to Section 1.02 hereof;

(iv) the Sub 2 Consideration due to Sub 2 pursuant to Section 1.02 hereof;

(v) the SCGP Consideration due to SCGP pursuant to Section 1.02 hereof;

(vi) a duly executed copy of the A&R OP Agreement; and

(vii) any other documents reasonably requested by any Contributor as may be reasonably necessary or proper to effectuate the transactions contemplated hereby.

Section 2.04. CLOSING COSTS. If the Closing occurs, the REIT and the Operating Partnership shall reimburse each Contributor for all reasonable and documented out of pocket expenses incurred by it in connection with the Formation Transactions and the Initial Public Offering in an amount up to $[—].

Section 2.05. TERM OF THE AGREEMENT. This Agreement shall terminate automatically if the contributions contemplated by this Agreement shall not have been consummated on or prior to the December 31, 2014 (such date is hereinafter referred to as the “Outside Date”), unless extended in writing by the parties to this Agreement.

Section 2.06. EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and each Contributor under this Agreement shall terminate, except as otherwise provided herein.

Section 2.07. TAX WITHHOLDING. The Operating Partnership shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement to each Contributor, such amounts as the Operating Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Contributor in respect of which such deduction and withholding was made by the Operating Partnership.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP AND THE REIT

Each of the REIT and the Operating Partnership hereby represents and warrants to and covenants with each Contributor as follows:

Section 3.01. ORGANIZATION; AUTHORITY. The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Law of the State of Maryland. The REIT is a corporation duly organized, validly existing and in good standing under the Law of the State of Maryland. The Operating Partnership has all requisite power and authority to (a) enter into this Agreement and each other agreement, document and instrument contemplated hereby, (b) carry out the transactions contemplated hereby and thereby, (c) own, lease or operate its property, to enter into and consummate the Guggenheim Financing, (d) guarantee the obligations under the Natixis Loan Agreement covered as of the date hereof by the Natixis Guaranty, and (e) carry on its business as presently conducted. The REIT has all requisite power and authority to (a) enter into this Agreement and each other agreement, document and instrument contemplated hereby and (b) carry out the transactions contemplated hereby and thereby. To the extent required under applicable Law, each of the Operating Partnership and the REIT is qualified to do business and are in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have an OP Material Adverse Effect.

Section 3.02. DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and each other agreement, document and instrument contemplated hereby by the Operating Partnership or the REIT has been duly and validly authorized by all necessary action of the Operating Partnership or the REIT, respectively. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium or other similar Law relating to creditors’ rights and remedies generally and (ii) as to enforceability, to general principles of equity and the remedy of specific performance and injunctive and other forms of equitable relief (regardless of whether enforcement is sought in a proceeding at law or in equity) and to the discretion of the commission, tribunal or adjudicative body before which any proceeding therefor may be brought. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the REIT pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the REIT, each enforceable against the REIT in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium or other similar Law relating to creditors’ rights and remedies generally and (ii) as to enforceability, to general principles of equity and the remedy of specific performance and injunctive and other forms of equitable relief (regardless of whether enforcement is sought in a proceeding at law or in equity) and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.03. CONSENTS AND APPROVALS. Except as set forth on Schedule 3.03, no material consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Law is required to be obtained by the REIT or the Operating Partnership in connection with the execution, delivery and performance of this Agreement, the transactions contemplated hereby or the other Formation Transactions.

Section 3.04. NO VIOLATION. None of the execution, delivery or performance of this Agreement, or any agreement contemplated hereby between the parties to this Agreement or the consummation of the transactions contemplated hereby or thereby (including the other Formation Transactions) does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of the Operating Partnership or the REIT, (b) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership or the REIT or (c) any other agreement to which the Operating Partnership or the REIT is a party.

Section 3.05. VALIDITY OF OP UNITS. The OP Units to be issued to Sub 2, SCGP and the REIT pursuant to this Agreement have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens (other than Liens created by the A&R OP Agreement).

Section 3.06. VALIDITY OF REIT COMMON STOCK. The REIT Common Stock to be issued to Sub 1 pursuant to this Agreement has been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued by the REIT, free and clear of all Liens (except Permitted Liens).

Section 3.07. LITIGATION. There is no action, suit or proceeding pending or, to the Operating Partnership’s knowledge, threatened against the Operating Partnership which, if adversely determined, would be reasonably expected to have an OP Material Adverse Effect or which would reasonably be expected to impair the ability of the Operating Partnership to execute or deliver, or perform its obligations under, this Agreement and each other agreement, document and instrument executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby. There is no action, suit or proceeding pending or, to the REIT’s knowledge, threatened against the REIT which, if adversely determined, would be reasonably expected to have an OP Material Adverse Effect or which would reasonably be expected to impair the ability of the REIT to execute or deliver, or perform its obligations under, this Agreement and each other agreement, document and instrument executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

Section 3.08. OP AGREEMENT. Attached as Exhibit D hereto is a true and complete copy of the A&R OP Agreement of Limited Partnership of the Operating Partnership to be entered into between SCGP, Sub 2 and the REIT on the Closing.

Section 3.09. LIMITED ACTIVITIES. Except for activities directly connected to the Formation Transactions, neither the REIT nor the Operating Partnership has not engaged in any business or incurred any obligations.

Section 3.10. NO BROKER. Neither the REIT nor the Operating Partnership has entered into, and each of the REIT and the Operating Partnership hereby covenants that it will not enter into, any agreement, arrangement or understanding with any Person which would reasonably be expected to result in the obligation of a Contributor or any Affiliates thereof to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the REIT or the Operating Partnership.

Section 3.11. NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III, none of the Operating Partnership, the REIT or any other Person has made or makes any express or implied representation or warranty, either written or oral, on behalf of the REIT or the Operating Partnership or any representation or warranty arising from statute or otherwise in Law and the REIT and the Operating Partnership hereby disclaims any other representations or warranties, whether made or purported to be by the REIT or the Operating Partnership, or any of its officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any agreement, document or instrument contemplated to be delivered by the Operating Partnership, by the REIT, by this Agreement or the Formation Transactions, or the transactions contemplated hereby or thereby. The Contributors acknowledge and agree that they have not relied and are not relying upon any representations or warranties other than those contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

Each Contributor hereby represents and warrants to the Operating Partnership and agrees with the Operating Partnership as follows:

Section 4.01. ORGANIZATION; AUTHORITY.

(a) Each Contributor is a limited partnership duly organized, validly existing and in good standing under the Law of the State of Delaware. Each Contributor has all requisite power and authority to enter this Agreement and each other agreement, document and instrument contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified could not result in a Fund Material Adverse Effect.

(b) Each Initial Property Owner (i) is a limited partnership duly organized, validly existing and in good standing under the Law of the State indicated on Exhibit A, (ii) has all limited partnership power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, and (iii) is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, properties or results of operations of such Initial Property Owner.

Section 4.02. DUE AUTHORIZATION. The execution, delivery and performance by the Contributor of this Agreement and the other Formation Transaction Documents (including any agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement or the other Formation Transaction Documents) to which it is a party have been duly and validly authorized by all necessary actions required of the Contributor. This Agreement, the other Formation Transaction Documents to which such Contributor is a party and each agreement, document and instrument executed and delivered by or on behalf of the Contributor or any Initial Property Owner pursuant to this Agreement or the other Formation Transaction Documents constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor or such Initial Property Owner, each enforceable against the Contributor or such Initial Property Owner in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium or other similar Law relating to creditors’ rights and remedies generally and (ii) as to enforceability, to general principles of equity and the remedy of specific performance and injunctive and other forms of equitable relief (regardless of whether enforcement is sought in a proceeding at law or in equity) and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.03. OWNERSHIP OF OWNERSHIP INTERESTS. Each Contributor is the sole record and beneficial owner of the Ownership Interests set forth on Exhibit B and has the exclusive power and authority to transfer, sell, assign and convey to the Operating Partnership such Ownership Interests free and clear of any Liens, except for Permitted Liens, and, upon delivery of the consideration for such Ownership Interests as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens, except for Permitted Liens and Liens created by the A&R OP Agreement. Except as provided for or contemplated by this Agreement or any other agreement, document or instrument contemplated hereby, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (a) relating to the Ownership Interests or (b) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the interests which comprise such Ownership Interests or any securities or obligations of any kind convertible into any of the interests which comprise such Ownership Interests or other equity interests or profit participation of any kind in the Initial Property Owners. All of the issued and outstanding Ownership Interests have been duly authorized and are validly issued.

Section 4.04. OWNERSHIP OF THE PROPERTIES.

(a) Except as set forth on Schedule 4.04(a)(i), each Initial Property Owner that owns any of the Property that is designated as owned real property in Exhibit A hereto has good and marketable title in fee simple to such Property free and clear of all Liens, except Permitted Liens. No Person has any right or option to acquire all or any portion of any Property, other than the Operating Partnership pursuant to this Agreement, except as set forth on Schedule 4.04(a)(ii).

(b) Except as would not reasonably be expected to have a Fund Material Adverse Effect, each Initial Property Owner that leases any of the Property that is designated as leased real property in Exhibit A hereto has a valid leasehold interest in, and enjoys peaceful and undisturbed possession (consistent with historical use) of such Property, pursuant to the terms of said Lease, in each case free and clear of all Liens, except Permitted Liens. No Initial Property Owner has received any written notice of any default under any of the real property leases pursuant to which it leases such Properties, and to the Contributors’ knowledge there is no material uncured default by any landlord thereunder.

(c) Each Initial Property Owner has in place an owner’s or leasehold owner’s policy of title insurance that is currently effective for the Property it is listed as owning on Exhibit A, insuring title in the name of such Initial Property Owner, as listed on Schedule 4.04(c) hereto.

(d) Except for matters set forth on Schedule 4.04(d) hereto and except as would not reasonably be expected to have a Fund Material Adverse Effect, (1) no Contributor, nor any of the Initial Property Owners nor any of the Properties nor, to the knowledge of any Contributor, any other party to any material agreement affecting any Property (other than a Lease (as such term is hereinafter defined) for space within such Property), is in default under such agreement, (2) to the knowledge of the Contributor, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any asset of the Contributor being contributed to the Operating Partnership, Initial Property Owners or the Properties and (3) to the Contributor’s knowledge, all agreements affecting any Property required for the continued ownership, use, occupancy, management, leasing and operation of such Property (exclusive of space Leases) are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(e) Schedule 4.04(e) sets forth information with respect to the Leases of each Property which is true and accurate in all material respects, including the tenant, lease term expiration date and current rent terms. No renewal options exist that are not otherwise specified in the Leases. Subject to the terms of any ground lease identified on Schedule 4.04(e), no party has any rights of possession or occupancy to any of the Properties, except for such rights as arise pursuant to the Leases reflected in the Title Policies. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect or that are otherwise disclosed on Schedule 4.04(e), (1) no Contributor, nor any of the Initial Property Owners nor any of the Properties nor, to the knowledge of any Contributor, any other party to any Lease, is in monetary default or material non-monetary default under such Lease, (2) no Contributor has received any written threat nor, to the Contributor’s knowledge, has any event occurred, which with or without the passage of time or the giving of notice, or both, would constitute a default under any Lease or would permit termination, modification or acceleration under such Lease and (3) no Contributor has a reason to believe or has received written notice that the leases (and all amendments thereto or modifications thereof) to which the Initial Property Owners are a party or by which the Initial Property Owners are bound or subject (collectively, the “Leases”) are not valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. There exists no unfulfilled obligation on the part of any Contributor, Initial Property Owner or any Property to dedicate or grant an easement or easements over any portion or portions of any of the Property to any Governmental Authority.

(f) To each Contributor’s knowledge, all the buildings, fixtures and leasehold improvements used by any Initial Property Owner (or its agents) or any Property in connection with the use and operation of the improvements located on the Properties are located on such Property. Each of the Properties abuts on at least one side a public street or road so as to provide and permit adequate vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit adequate vehicular and pedestrian ingress, egress and access to such parcel from a public street or road.

(g) Except as shown on Schedule 4.04(g), there are no material defects in the Properties known to any Contributor or any Initial Property Owner, including all systems therein, all structural components of the buildings located thereon (including, without limitation, the roof and the exterior walls and all operating systems, including, without limitation, the air conditioning system, the heating system, the plumbing system, the electrical system, the fire alarm system, if any, and the sprinkling system, if any). To each Contributor’s knowledge, all water, sewer, electric, natural gas, telephone, drainage facilities and all other utilities required for the current use of each Property are installed to the boundary of such Property, are connected with valid permits, comply with all applicable governmental requirements and are adequate to service the Property for its current use, and no utility deposits are on deposit with respect to any such facilities.

Section 4.05. CONSENTS AND APPROVALS. Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by a Contributor or any Initial Property Owner in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documents to which a Contributor or any Initial Property Owner is a party and the transactions contemplated hereby and thereby.

Section 4.06. NO VIOLATION. None of the execution, delivery or performance of this Agreement or any agreement contemplated hereby between the parties to this Agreement, including the Formation Transaction Documents, or the consummation of the transactions contemplated hereby or thereby (including the other Formation Transactions) does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancelation or other right under, (a) the organizational documents of any Contributor (b) any agreement, document or instrument to which any Contributor is a party or by which any Contributor or its assets or properties is bound or (c) any term or provision of any judgment, order, writ, injunction or decree binding on any Contributor (or its assets or properties), except, in the case of (b) and (c), any such breaches or defaults that would not reasonably be expected to have a Fund Material Adverse Effect.

Section 4.07. NON-FOREIGN PERSON. Each Contributor is a United States person (as defined in Section 7701(a)(30) of the Code).

Section 4.08. TAXES. Except as would not have a Fund Material Adverse Effect, (a) all Tax Returns and reports required to be filed with respect to the Properties and all other assets owned by the Initial Property Owners immediately prior to the transactions contemplated by this agreement (collectively, the “Initial Property Assets”) have been timely filed (after giving effect to any applicable filing extension periods) and all such returns and reports are accurate and complete in all material respects, (b) all Taxes required to be paid prior to the date hereof with respect to the Initial Property Assets have been paid and (c) no deficiencies for any Taxes have been proposed, asserted or assessed with respect to the Initial Property Assets, and no requests for waivers of the time to assess any such Taxes are pending.

Section 4.09. SOLVENCY. Each Contributor has been and will be Solvent at all times prior to and for the 90-day period following the transfer of the Ownership Interests to the Operating Partnership. For purposes hereof, “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including, without duplication, contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such contingent or unliquidated liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.10. LITIGATION. There is no action, suit or proceeding pending or, to such Contributor’s knowledge, threatened against such Contributor which, if adversely determined, (i) would reasonably be expected to impair the ability of such Contributor to execute or deliver, or perform its obligations under, this Agreement and each other agreement, document and instrument executed by it pursuant to this Agreement, the Formation Transaction Documents or to consummate the transactions contemplated hereby or thereby or the other Formation Transactions or (ii) would reasonably be expected to result in a Fund Material Adverse Effect.

Section 4.11. COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.11, to the knowledge of the Contributors, the Properties have been maintained in compliance in all material respects with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, Americans with Disabilities Act of 1990, as amended, zoning and building laws) whether federal, state or local, except where the failure to so comply would not reasonably be expected to have a Fund Material Adverse Effect. No Contributor or Initial Property Owner has received written notice that any such Property is not in compliance as set forth in the preceding sentence. Compliance with Environmental Laws is not addressed by this Section 4.11, but rather solely by Section 4.14.

Section 4.12. EMINENT DOMAIN. There is no pending or, to any Contributor’s knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of the Properties.

Section 4.13. LICENSES AND PERMITS. All notices, licenses, permits, certificates and authorizations required for the continued ownership use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and will not be terminated as a result of the change in ownership contemplated under the Formation Transactions or the transactions contemplated by this Agreement, except in each case for items that, if not so obtained, obtainable or transferred, would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. None of the Contributors or the Initial Property Owners, or, to the knowledge of the Contributors, any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, nor has any Contributor received any written notice of violation from any Governmental Authority or written notice of the intention of any entity or Person to revoke any such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or other entity and except as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 4.14. ENVIRONMENTAL COMPLIANCE. Except as set forth on Schedule 4.14, to the knowledge of the Contributors, the Initial Property Owners and their Subsidiaries are currently in compliance with all Environmental Laws and Environmental Permits, except where the failure to so comply would not have a Fund Material Adverse Effect. No Contributor has received any written notice from the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or Person claiming any current violation of, or requiring current compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any Release or other environmental damage in, on, under, or upon any of the Properties. No litigation in which a Contributor or any Initial Property Owner is a named party is pending with respect to Hazardous Materials located in, on, under or upon any of the Properties, and, to any such Contributor’s knowledge, no investigation in such respect is pending and no such litigation or investigation has been threatened in writing in the last twelve months by any Governmental Entity or any third party. To the knowledge of the Contributors, except as set forth on Schedule 4.14, there are no environmental conditions existing at, on, under, upon or affecting the Properties or any portion thereof that would reasonably be likely to result in any claim, liability or obligation under any Environmental Laws or Environmental Permit or any claim by any third party that would have a Fund Material Adverse Effect.

Section 4.15. TANGIBLE PERSONAL PROPERTY. To each Contributor’s knowledge, except as set forth on Schedule 4.15, or as would not reasonably be expected to have a Fund Material Adverse Effect, each Initial Property Owner and its Subsidiaries’ interests in any fixtures or personal property that are reflected on the financial statements of such entity as owned by such entity, are owned free and clear of all Liens other than Permitted Liens or pursuant to the Existing Loans and are in good working condition, normal wear and tear excepted.

Section 4.16. ZONING. Except as set forth on Schedule 4.16 the zoning of each parcel comprising the Properties permits the presently existing improvements and the continuation of the business presently being conducted on such parcel; no Contributor has received (i) any written notice (which remains uncured) from any Governmental Authority stating that any of the Properties is currently violating any zoning, land use or other similar rules or ordinances in any material respect, or (ii) any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any of the Properties or any portion thereof except, in each case as would not have a Fund Material Adverse Effect.

Section 4.17. INVESTMENT INTENT. Each Contributor acknowledges that the offering and issuance of the REIT Common Stock or the OP Units, as applicable, to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Contributor contained herein. In furtherance thereof, each Contributor represents and warrants to the Operating Partnership as follows:

(a) Such Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(b) Such Contributor is acquiring the OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the federal securities Law.

(c) Such Contributor is knowledgeable, sophisticated and experienced in business and financial matters; such Contributor has previously invested in securities similar to the OP Units or REIT Common Stock and fully understands the limitations on transfer imposed by the federal securities Law. Such Contributor is able to bear the economic risk of holding the OP Units or REIT Common Stock for an indefinite period and is able to afford the complete loss of its investment in the OP Units or REIT Common Stock; such Contributor has received and reviewed all information and documents about or pertaining to the Operating Partnership and the business and prospects of the Operating Partnership and the issuance of the OP Units or REIT Common Stock as such Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the REIT and the Operating Partnership and the business and prospects of the REIT and the Operating Partnership which such Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the OP Units or REIT Common Stock; and such Contributor understands and has taken cognizance of all risk factors related to the purchase of the OP Units or REIT Common Stock. Such Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Contributor’s advisors (including tax advisors), and not upon that of the REIT or the Operating Partnership or any of the REIT’s or Operating Partnership’s Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.

(d) Such Contributor acknowledges that the OP Units or REIT Common Stock have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.

Section 4.18. EXISTING LOANS. Schedule 4.18 lists, as of the date hereof, all secured loans presently encumbering the Properties or any direct or indirect interest in any Initial Property Owners and any unsecured loans relating thereto to be assumed by the REIT or any Subsidiary of the REIT or otherwise to subsist at and after the Closing (collectively, the “Existing Loans”). Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect or that are otherwise disclosed on Schedule 4.18, no monetary default (beyond applicable notice and cure periods) by any party exists under any of the Existing Loans and the documents entered into in connection therewith (collectively, the “Existing Loan Documents”) and no material non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Existing Loan Documents.

Section 4.19. FINANCIAL STATEMENTS. The consolidated financial statements of each Contributor, the Initial Property Owners or the Properties delivered to the Operating Partnership (collectively the “Financial Statements”) have been prepared in all material respects in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments, and fairly present in all material respects the financial condition and results of operations of the Contributor, the Initial Property Owners or the Properties as of the dates indicated therein and for the periods ended as indicated therein. No Initial Property Owner has any liability or obligation (whether absolute, accrued, contingent or otherwise) of the type required by GAAP to be reflected in the Financial Statements, except (i) as set forth on the [            ], 2014 balance sheet of the applicable Initial Property Owner; or (ii) incurred since [            ], 2014 in the ordinary course of business in accordance with past practice and in an amount that is not, individually or in the aggregate, material to such Initial Property Owner. The accounts receivable presently owed to each Initial Property Owner are current and, to the knowledge of the Contributors, collectible in the ordinary course, without resort to third party collections, net of any reserves applicable thereto, and, subject to such reserves, shall be collected in full in the ordinary course consistent with the past practice of the Initial Property Owner. There is no contest, claim, or right of set off, other than rebates in the ordinary course of business consistent with past practice, under any contract with any obligor of an account receivable relating to the amount or validity of such account receivable.

Section 4.20. INSURANCE. Each Contributor or the respective Initial Property Owner has in place the public liability, casualty and other insurance coverage with respect to each of the Properties owned by it as the Contributor or Initial Property Owner reasonably deems necessary and in all cases including such coverage as is required under the terms of any continuing loan or Lease. Each of the insurance policies with respect to each Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the knowledge of the Contributors, neither a Contributor nor an Initial Property Owner has received from any insurance company any notices of cancellation or intent to cancel any insurance.

Section 4.21. EMPLOYEES. None of the Initial Property Owners has or has ever had any employees.

Section 4.22. NO BROKER. Except those fees, commissions or similar payments payable in connection with the Initial Public Offering and the new financing transaction set forth in the registration statement related thereto, the Contributors have not entered into, and they covenant that they will not enter into, any agreement, arrangement or understanding with any Person which will result in the obligation of the REIT, the Operating Partnership or any Affiliate to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement or based upon arrangements made by or on behalf of such Contributor.

Section 4.23. NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into by the Contributors in connection with the Formation Transactions, including the Formation Transaction Documents and the Underwriting Agreement of the REIT, no Contributor nor any other Person has made or makes any express or implied representation or warranty, either written or oral, on behalf of a Contributor including any representation as to the future revenue, profitability or success of the Initial Property Owners, or any representation or warranty arising from statute or otherwise in Law and the Contributors hereby disclaim any other representations or warranties, whether made or purported to be by the Contributors (or any of them), or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any agreement, document or instrument contemplated to be delivered by the Contributors, or any of them, by this Agreement or the Formation Transactions, or the transactions contemplated hereby or thereby. The Operating Partnership acknowledges and agrees that it has not relied and is not relying upon any representations or warranties other than those contained in this Article IV.

ARTICLE V

INDEMNIFICATION

Section 5.01. INDEMNIFICATION.

(a) The Contributors shall indemnify, hold harmless and defend the Operating Partnership and the REIT, and their respective officers, directors, employees, stockholders, partners, agents and affiliates (each an “OP Indemnified Party” and collectively the “OP Indemnified Parties”), from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses, including, without limitation, interest, penalties, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) asserted against, imposed upon or incurred by the OP Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of the Contributors contained in this Agreement. In each case, the Contributors shall only bear the fees, costs or expenses in connection with the employment of one counsel (regardless of the number of OP Indemnified Parties). SCLP covenants to indemnify, hold harmless and defend the OP Indemnified Parties from and against all Losses incurred in excess of $250,000 in connection with the minority interest redemption or buy-out provision contained in Section 5.9 of the Amended and Restated Limited Partnership Agreement of SCCP Central Valley Limited Partnership pertaining to the Property known as Corporate Parkway (the “Buyout Indemnity”). In addition, SCLP covenants to indemnify, hold harmless and defend the OP Indemnified Parties from and against all transaction expenses incurred in connection with the proposed refinancing of the property known as AmberGlen in excess of $475,000 (the “Refinancing Indemnity”). The Operating Partnership shall have the right to set-off any amounts due to the Operating Partnership pursuant to the Refinancing Indemnity against any payments due, if any, to the contributors pursuant to Section 1.02(d).

(b) The Contributors shall also indemnify and hold harmless the OP Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the OP Indemnified Parties to the extent resulting from any third-party claim relating to the Ownership Interests such Contributor contributed which arise from matters that occurred prior to Closing.

(c) The Operating Partnership shall indemnify, hold harmless and defend the Contributors and their respective officers, directors, employees, stockholders, partners, agents and affiliates (each a “Contributor Indemnified Party” and collectively the “Contributor Indemnified Parties”; the OP Indemnified Parties and the Contributor Indemnified Parties each an “Indemnified Party” and collectively the “Indemnified Parties”), from and against Losses asserted against, imposed upon or incurred by the Contributor Indemnified Party, to the extent resulting from any third party claims arising under the Natixis Guaranty from and after the Closing Date until the Operating Partnership has replaced SCLP as guarantor thereunder. In each case, Operating Partnership shall only bear the fees, costs or expenses in connection with the employment of one counsel (regardless of the number of Contributor Indemnified Parties).

(d) With respect to any claim of an Indemnified Party pursuant to this Section 5.01, to the extent available, such Indemnified Party agrees to use diligent good faith efforts to pursue and collect any and all available proceeds and benefits of any right to defense under any insurance policy that covers the matter which is the subject of the indemnification prior to seeking indemnification from the other party (such party, the “Indemnifying Party”) until all proceeds and benefits, if any, to which the Indemnified Party is entitled pursuant to such insurance policy having been exhausted; provided, however, that the Indemnified Party may make a claim under this Section 5.01 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by the Indemnifying Party for the benefit of any Indemnified Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party in an amount equivalent to such proceeds in excess of any deductible amount up to the amount actually paid (or deemed paid) by the Indemnifying Party to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by the Indemnifying Party with respect to insurance coverage disputes shall constitute Losses paid by the Indemnifying Party for purposes of Section 5.01(a) hereof).

(e) As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Section 5.01, the Indemnified Party shall give written notice thereof to the Indemnifying Party, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 5.01(f) hereof; provided that failure to give notice to the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of the Indemnifying Party by reason of the inability or failure of the Indemnifying Party (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom, and shall identify specifically the basis under which indemnification is sought pursuant to Section 5.01(a), (b) or (c) above, as applicable. Unless prohibited by law, such Indemnified Party shall deliver to the Indemnifying Party, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the defense of any such claim by counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its sole expense; and provided further, however, that the Indemnifying Party shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a full and complete release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid (or deemed paid) in full by the Indemnifying Party. If the Indemnifying Party shall not have undertaken such defense within 20 days after such notice, or within such shorter time as may be reasonable under the circumstances to the extent required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of such party’s and at such party’s sole cost and expense (subject to the limitations in Section 5.01(f) and (g) hereof).

(f) Limitations on Indemnification.

(i) The Contributors shall not be liable for any indemnification hereunder unless and until the total amount recoverable by the Indemnified Parties under this Section 5.01 exceeds one percent (1%) of the value of the aggregate Total Consideration (valuing OP Units at a value per OP Unit equal to the Offering Price) (the “Basket”) and then only to the extent of such excess, provided that in no event shall the Contributors be liable for indemnification hereunder for an aggregate amount exceeding ten percent (10%) of the Total Consideration (valuing OP Units at a value per OP Unit equal to the Offering Price) (the “Cap”). Notwithstanding the foregoing, the Buyout Indemnity or the Refinancing Indemnity shall not be subject to the Basket or the Cap. For the avoidance of doubt the parties acknowledge that any Earn-Out Payments earned and received by the Contributors shall be included in calculation of the Total Consideration.

(ii) Notwithstanding anything contained herein to the contrary, before taking recourse against any assets of the Contributors, or any of them, and subject to the other limitations contained in this Section 5.01, the Indemnified Parties shall look, first to available insurance proceeds (including without limitation any title insurance proceeds, if applicable) pursuant to Section 5.01(d) above, and then to indemnification under this Section 5.01.

(g) Limitation Period.

(i) Any claim for indemnification under this Section 5.01 (other than with respect to the Buyout Indemnity or a breach of a covenant, which claims for indemnification may be asserted at any time) must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or prior to the first (1st ) anniversary of the Closing.

(ii) If an applicable claim is asserted in writing on or prior to the first (1st ) anniversary of the date of Closing (or, in the case of claims under Section 5.01(c)(ii), such date as specified in Section 5.01(g)(iii)) such claim shall survive until resolved by mutual agreement between the Contributor and the Indemnified Party or by arbitration or court proceeding.

(iii) Notwithstanding anything to the contrary contained in this Agreement, including specifically but not by way of limitation Section 5.01(g)(i) above, any claims for indemnification relating to Section 5.01(c) (other than with respect to the Buyout Indemnity or a breach of a covenant, which claims for indemnification may be asserted at any time) may be asserted in writing by the Contributor Indemnified Parties at any time until the earlier to occur of (x) the date on which SCLP is replaced, and released from any obligations, as the guarantor under the Natixis Guaranty and (y) the date on which all obligations under the Natixis Loan Agreement have been repaid in full.

(iv) Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived as of and after such time.

(h) Delivery of Indemnification Amounts. Indemnification payments may be made by the Contributors in the form of cash or OP Units. To the extent indemnification is made through delivery by the Contributor of OP Units, such OP Units shall be valued at an amount per

OP Unit equal to the Offering Price. The Contributors hereby authorize the REIT, as general partner of the Operating Partnership, to take all such action as may be necessary to amend the Partnership Agreement, and any exhibits or schedules thereto, to reflect the delivery of any OP Units by the Contributors to the Operating Partnership as an indemnification payment hereunder and to reflect that the Contributor has no further right, title or interest with respect to any such OP Units. Each of the Parties further agrees to treat any return of OP Units in satisfaction of indemnification obligations hereunder as an adjustment to the consideration delivered to the Contributors hereunder

Section 5.02. EXCLUSIVE REMEDY. In furtherance of the foregoing, the Indemnified Parties, and each of them, (i) hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a Contributor hereto) including without limitation, any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Contributor hereto contained herein or based on the failure of any covenant, agreement or undertaking herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 5.01 and (ii) hereby waives, as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud on the part of a Contributor) it may have against the Contributors, or any of them, arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 5. The foregoing sentence shall not limit the Indemnified Party’s right to specific performance or injunctive relief in connection with the breach by the Contributors of the provisions of this Agreement.

Section 5.03. TAX TREATMENT. All indemnity payments made hereunder shall be treated as adjustments to the consideration paid hereunder for United States federal income tax purposes.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS

Section 6.01. COVENANTS OF THE CONTRIBUTORS. During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), the Contributors shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause each of the Initial Property Owners to) conduct its businesses and operate and maintain the Properties in the ordinary course of business consistent with past practice, pay debt obligations as they become due and payable (except as may be being contested), and use commercially reasonable efforts to preserve intact current business organizations and preserve relationships with lenders, tenants, suppliers and others having business dealings with it, in each case consistent with past practice. From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement, the Formation Transactions or the other agreements, documents and instruments contemplated hereby or thereby (including for purposes hereof the Gibralt Contribution Agreement), no Contributor shall:

(a) sell, transfer or otherwise dispose of all or any portion of its Ownership Interests;

(b) (i) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Ownership Interests or make any other changes to the equity capital structure of such Contributor or the Initial Property Owners, or (ii) purchase, redeem or otherwise acquire any Ownership Interests;

(c) issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or other encumbrance of, any limited liability company or partnership interests or other equity interests of such Contributor or of the Initial Property Owners, the Properties or other assets of such Contributor or the Initial Property Owners;

(d) amend, modify or terminate any lease, contract or other instruments relating to a Property, except in the ordinary course of business consistent with past practice;

(e) take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens;

(f) mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of its Ownership Interests;

(g) amend the operating or partnership agreement of any Initial Property Owner or any intervening entities, except in connection with the Formation Transactions;

(h) materially alter the manner of keeping such Contributor’s or the Initial Property Owners’ books, accounts or records or the accounting practices therein reflected, except in connection with the Formation Transactions;

(i) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to the Initial Property Owners or any intervening entities, except in connection with the Formation Transactions;

(j) file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat such Contributor or any Initial Property Owner as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(k) terminate or amend any existing insurance policies affecting any Property that results in a material reduction in insurance coverage for such Property;

(l) violate or knowingly cause or permit any Initial Property Owner to violate in any material respect, or fail to use commercially reasonable efforts to cure any material violation of, any applicable Laws; or

(m) approve or permit the Initial Property Owners to distribute cash to their limited partners or general partners in an aggregate amount exceeding $1,900,000 plus the amount of any capital contributions received by the Initial Property Owners after the date hereof;

(n) approve or permit the Initial Property Owners to distribute any non-cash property to their limited partners or general partners; or

(o) authorize, commit or agree to take any of the foregoing actions.

Section 6.02. COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP, THE REIT AND EACH CONTRIBUTOR. The Operating Partnership, the REIT and each Contributor shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement and the other Formation Transactions and (b) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

Section 6.03. TAX AGREEMENT. The Operating Partnership shall account for any variation between the tax basis of any Contributed Asset and its fair market value at the time of its contribution to the Operating Partnership under the traditional method under Section 704(c) of the Code and the applicable regulations.

ARTICLE VII

WAIVERS AND CONSENTS

Effective upon the Closing of the contribution of Ownership Interests and the exchange of OP Units pursuant to Article I herein, each Contributor waives and relinquishes all rights and benefits otherwise afforded to such Contributor under any agreement applicable to or governing the rights and privileges of a holder of such Ownership Interests, including any rights of appraisal or rights of first offer or first refusal, and any and all notice provisions related thereto.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally (with written confirmation of receipt), (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one Business Day after being sent by a nationally recognized overnight courier or (d) when transmitted by facsimile or electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c), in each case to the parties at the following addresses (or at such other address for a Party as shall be specified by notice from such Party to the other Parties from time to time):

if to the Operating Partnership to:

c/o City Office REIT Operating Partnership, L.P.

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia V6E 3C9

Canada

Facsimile: 604-661-4873

Email: tmaretic@secondcitycapital.com

Attention: Anthony Maretic

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Facsimile: 646-848-7697

Email: sgiove@shearman.com

Attention: Stephen T. Giove

if to the REIT to:

c/o Second City Capital Partners II, Limited Partnership

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia V6E 3C9

Canada

Facsimile: 604-661-4873

Email: tmaretic@secondcitycapital.com

Attention: Anthony Maretic

if to SCLP to:

c/o Second City Capital Partners II, Limited Partnership

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia V6E 3C9

Canada

Facsimile: 604-661-4873

Email: tmaretic@secondcitycapital.com

Attention: Anthony Maretic

if to Sub 1 to:

c/o Second City Capital Partners II, Limited Partnership

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia V6E 3C9

Canada

Facsimile: 604-661-4873

Email: tmaretic@secondcitycapital.com

Attention: Anthony Maretic

if to Sub 2 to:

c/o Second City Capital Partners II, Limited Partnership

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia V6E 3C9

Canada

Facsimile: 604-661-4873

Email: tmaretic@secondcitycapital.com

Attention: Anthony Maretic

if to SCGP to:

c/o Second City General Partner II, Limited Partnership

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia V6E 3C9

Canada

Facsimile: 604-661-4873

Email: tmaretic@secondcitycapital.com

Attention: Anthony Maretic

Section 8.02. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b) “Business Day” means any day that is not a Saturday, Sunday or banking holiday in the State of New York.

(c) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(d) “Environmental Law” means Laws or Orders of any Governmental Authority relating to pollution or protection of the environment or natural resources (including the generation, use, storage, management, treatment, transportation, disposal, presence, Release or threatened Release of any Hazardous Material) or occupational health and safety, such as the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et

seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.

(e) “Environmental Permits” means any and all licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents that are required under or are issued pursuant to any Environmental Laws.

(f) “Formation Transaction Documents” means the documents and agreements required or reasonably necessary to complete the Formation Transactions.

(g) “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(h) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(i) “Guggenheim Financing” means those financing arrangements contemplated to be entered into by and between the Operating Partnership and Commercial Real Estate Finance LLC or its successors or assigns as contemplated by the “commitment letter” dated November 25, 2013.

(j) “Hazardous Material” means any material, substance or waste defined or regulated in relevant form, quantity or concentration as hazardous or toxic or as a pollutant or contaminant (or words of similar import) pursuant to any Environmental Law, including any petroleum, waste oil or petroleum constituents or by-products.

(k) “Law” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

(l) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(m) “Natixis” means Natixis Real Estate Capital LLC or such other entity or entities as shall from time to time be the “Lender” under the Natixis Loan Agreement.

(n) “Natixis Guaranty” means the Guaranty of Recourse Obligations dated as of June 7, 2013 by SCLP, as “Guarantor,” and in favor of Natixis Real Estate Capital LLC, as Lender under the Natixis Loan Agreement.

(o) “Natixis Loan Agreement” means the Loan Agreement dated as of June 7, 2013 between SCLP and Natixis, as amended.

(p) “Offering Price” means the initial offering price of a share of REIT Common Stock in the Initial Public Offering.

(q) “Operating Partnership Agreement” means the Agreement of Limited Partnership of the Operating Partnership dated as of December 16, 2013.

(r) “Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.

(s) “Permitted Lien” means:

(i) Liens securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been made in accordance with GAAP;

(ii) zoning laws and ordinances applicable to the Properties that are not violated by the existing structures or present uses thereof or the transfer of the Properties;

(iii) Liens imposed by laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business that secure payment of obligations arising in the ordinary course of business that are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP;

(iv) non-exclusive easements for public utilities and other operational purposes the full exercise of which do not materially interfere with the current use or operation of the Properties;

(v) Liens securing the Existing Loans set forth on Schedule 4.18 hereto;

(vi) the encumbrances on title to the Properties created by the Leases in effect as of the Closing Date; and

(vii) any exceptions contained the title policies listed on Schedule 4.04(c) hereto (except those relating to liens for debt being paid off as of the Closing Date).

(t) “OP Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), or results of operations of the Operating Partnership and its Subsidiaries, taken as a whole.

(u) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(v) “REIT Common Stock” means the common stock, par value $0.01 per share, of the REIT.

(w) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, pumping, placing, discarding, abandoning, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(x) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(y) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest or (ii) (A) 10% or more of the voting power of the voting capital stock or other equity interests or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture, trust or other legal entity.

(z) “Tax” means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.

(aa) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 8.03. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party.

Section 8.04. ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, including the exhibits and schedules hereto constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto and the Indemnified Parties.

Section 8.05. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York.

Section 8.06. ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of Law) by any Party without the prior written consent of each other Party, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership and each Contributor may assign its rights and obligations hereunder to an Affiliate.

Section 8.07. JURISDICTION. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of (a) any New York State court sitting in the County of New York and (b) the United States District Court for the Southern District of New York, for the purposes of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 8.01 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any New York State court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.08. SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 8.09. RULES OF CONSTRUCTION.

(a) The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any agreement, document or instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, document, instrument or statute defined or referred to herein or in any agreement, document or instrument that is referred to herein means such agreement, document, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements, documents and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.10. EQUITABLE REMEDIES. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions hereof in any federal or state court located in New York, this being in addition to any other remedy to which the parties are entitled under this Agreement or otherwise at law or in equity.

Section 8.11. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.12. NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, limited partner, employee or shareholder of the Operating Partnership or the Contributors.

Section 8.13. AMENDMENT; WAIVER. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 8.14. SUPPLEMENT TO SCHEDULES. From time to time prior to the Closing, the Contributors shall have the right (but not the obligation) to supplement or amend the Schedules hereto with respect to any matter hereafter arising or of which Contributors become aware after the date hereof including specifically, but not by way of limitation, information contained in any title insurance or property reports with respect to the Properties (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Schedules as of the date hereof and the Closing Date; provided, however, that no such Schedule Supplement shall have any effect for purposes of determining the satisfaction of the conditions to Closing set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

OPERATING PARTNERSHIP:

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P.

By:	City Office REIT, Inc.
its Sole General Partner

By:
Name:
Title:

REIT:

CITY OFFICE REIT, INC.

By:
Name:
Title:

CONTRIBUTORS:

SECOND CITY CAPITAL PARTNERS II, LIMITED PARTNERSHIP

By:	Second City General Partner II, Limited Partnership,
its Sole General Partner

By:	Second City General Partner II, Inc.,
its Sole General Partner

By:
Name:
Title:

SECOND CITY GENERAL PARTNER II, LIMITED PARTNERSHIP

By:	Second City General Partner II, Inc.,
its Sole General Partner

By:
Name:
Title:

[signatures continued on the next page]

CIO REIT STOCK LIMITED PARTNERSHIP

By:	Second City General Partner II, Limited Partnership,
its Sole General Partner

By:	Second City General Partner II, Inc.,
its Sole General Partner

By:
Name:
Title:

CIO OP LIMITED PARTNERSHIP

By:	Second City General Partner II, Limited Partnership,
its Sole General Partner

By:	Second City General Partner II, Inc.,
its Sole General Partner

By:
Name:
Title:

Exhibit A

Properties

Exhibit B

Contributing Ownership Interests

Exhibit C

Formation Transactions

Exhibit D

Amended and Restated Partnership Agreement of the Operating Partnership

Exhibit E

Form of Limited REIT Indemnity

Exhibit F

Form of Assignment and Assumption Agreement

Schedule 1.02(a)

Reimbursable Leases

Schedule 1.02(b)

Balance Sheet

Schedule 1.02(b)(i)

Net Working Capital

Schedule 1.05

Central Fairwinds Property

Schedule 1.05(b)(vii)

Net Operating Income

Schedule 3.03

Consents and Approvals

Schedule 4.04(a)(i)

Owned Real Property

Schedule 4.04(a)(ii)

Rights to Acquire Property

Schedule 4.04(c)

Title Policies

Schedule 4.04(d)

Material Agreements

Schedule 4.04(e)

Leases

Schedule 4.11

Compliance with Laws

Schedule 4.14

Environmental Compliance

None.

Schedule 4.15

Tangible Personal Property

Schedule 4.16

Zoning

Schedule 4.18

Existing Loans